Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of

The Macerich Company:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176762, 333-107063, and 333-121630) and Form S-8 (Nos. 33-84038, 33-84040, 333-40667, 333-42309, 333-42303, 333-57898, 333-69995, 333-108193, 333-120585, 333-161371 and 333-00584) of The Macerich Company of our report dated February 8, 2013, with respect to the Statements of Revenues and Certain Expenses of Kings Plaza for the year ended December 31, 2011, which report appears in this Form 8-K/A of The Macerich Company dated February 8, 2013.

/s/ KPMG LLP

Los Angeles, California
February 8, 2013